Exhibit 4.25

CONSULTING AGREEMENT

This Agreement is made as of January 15, 2004 by and between Garth Likes and BC Company 672442 (Consultant) and InNexus Biotechnology Inc. (Company).

RECITALS

WHEREAS, the Company wishes to retain the services of a Consultant with extensive experience to assist the Company as described in Exhibit A; and

WHEREAS, the Company is authorized to retain the Consultant to advise the Company, and Consultant is authorized to provide such services.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Company and Consultant hereby agree as follows:

1. Description of Work and Deliverables. Consultant shall provide consulting work as defined in EXHIBIT A, which describes the objectives and deliverables.

2. Term. Consultant shall perform the functions stated above through dates stated in EXHIBIT A. Subject to the mutual consent of the Company and the Consultant, this Agreement may be extended by a mutually agreed upon term.  This Agreement shall be terminable by mutual agreement in writing signed by the Company and Consultant at any time. In case of termination prior to completion of work as outlined in Exhibit A Company will give Consultant a minimum of two weeks  notice of its intent of early termination.

Termination of the Agreement for any reason shall not terminate any rights or obligations arising before such termination and shall not prejudice either party's right it may have to claim damages or injunctive relief against the other party.  Further, the obligations regarding confidentiality and ownership of work, provided for below, shall survive termination or expiration of this Agreement.  Payment for services prior to termination is provided for in paragraph 3 herein.

3. Payment. In consideration of the services rendered to Company by Consultant hereunder, Consultant shall invoice the company monthly in advance for services rendered, in accordance with those set forth in EXHIBIT A.  Payments will be made within 5 days of applicable payment due date. In the event of termination under paragraph 2 of this agreement, Consultant shall be entitled only to payments through the effective time of cancellation. Company shall reimburse Consultant for any reasonable expenses incurred pursuant to the work set forth in Exhibit A. In order to qualify for such reimbursement, Consultant shall be required to submit to Company an expense report containing reasonable detail and sufficient backup documents.

4. Progress Reports. If requested by the Company, Consultant shall provide the Company with written progress reports detailing the work completed, work to be done and foreseen delays.

5. Independent Consultant Status. Consultant is an independent Consultant of the Company and is not under any circumstances whatsoever to be, nor is it the intent of the parties hereto, that any staff of Consultant shall be considered an employee. Nothing in this Agreement shall be construed as a guarantee of future employment or engagement, or as a limitation upon the Company's sole discretion to terminate this Agreement at any time without cause, nor is this Agreement to be considered a joint venture or partnership. Consultant at its sole cost and expense will maintain employee and business insurance such as worker's compensation insurance as required by law. Consultant will pay all employment or business taxes applicable to its business that may arise from this Agreement. Consultant further agrees to be responsible for all of Consultant's federal and provincial taxes, withholding taxes, social security, insurance, and other benefits.  Consultant shall provide the Company with satisfactory proof of independent Consultant status.

6. Confidentiality. Beginning on the effective date of this Agreement, each party (the “Receiving Party”) may receive Confidential Information (as defined below) belonging to the other party (the “Disclosing Party”).  The Receiving Party shall hold the Confidential Information of the Disclosing Party in strict confidence and shall return such Confidential Information to the Disclosing Party immediately after the termination or expiration of this Agreement.

As used in this Agreement, the term “Confidential Information” shall mean trade secrets, proprietary information, and all other knowledge, information, documents, or materials, owned, developed, or possessed by the Disclosing Party, whether in tangible or intangible form, which relate to the Disclosing Party’s research, business operations, customers, business relationships, products, financial information, marketing information, data bases, and computer programs, designs, models, or operating procedures.  “Confidential Information” shall not include information that (i) becomes part of the public domain by publication or otherwise, except by breach of this Agreement, (ii) was in the Receiving Party’s possession at the time of disclosure (as reflected in its written records) and which was not acquired, directly or indirectly, from the Disclosing Party, (iii) the Receiving Party received from third parties, other than that information obtained by such third parties from the Disclosing Party on a confidential basis, or (iv) is produced in compliance with applicable law or court order, provided, that the Disclosing Party is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production.

7. Ownership of Work Product. The parties acknowledge and agree that all inventions, technologies, processes, written materials, reports, studies, articles, plans, software code, documentation, and other materials specifically created or developed by Consultant for the Company pursuant to the terms of this Agreement or any exhibit hereto (“Inventions”) shall be owned exclusively by the Company.  Any and all inventions, technologies, processes, written materials, reports, studies, articles, plans, software code, documentation, and other materials that are owned or licensed, or become owned or licensed, by Consultant (including all patents, copyrights, trademarks, designs, trade secrets, and other intellectual property) shall remain exclusively owned or licensed, as the case may be, by Consultant.

8. Company Facilities. The Company agrees to provide Consultant, for the purpose of providing the services hereunder, such office space, computer time and equipment and such other facilities as Consultant may reasonably request free of charge, subject to availability.  It is acknowledged and agreed to that the Consultant will be available to work at the Premises during Company's ordinary business hours subject to any variation agreed to by the parties. Consultant will observe the Company's standard office practices, including security and safety rules, while working on the Company's premises.

9. Force Majeure. No party shall be in breach of this agreement or liable in any way for any damages, loss, or other party if and to the extent that any delay or failure to perform its obligations hereunder results from any cause not limiting the generality of the foregoing, acts of God, fires, floods, war act of the public enemy, strikes, riots, trade disputes or any dispute of whatever nature with any authority, acts, or restraints or governments and exportation or both.

10. Representations and Warranties. Consultant hereby warrants that: (a) there are no agreements or binding obligations enforceable against Consultant which would be violated by entering into this Agreement or by providing service hereunder and (b) The Work as delivered to the Company will not infringe any copyright, patent, trade secret, or other proprietary right held by any third party. Consultant shall ensure that the services are provided in workmanlike manner. Consultant shall perform the work with the degree of skill that is observed by national firms performing the same or similar services.  Further, Consultant shall comply with normal Company standards and procedures regarding all services provided.

11. Other Activities. Consultant is free to engage in other independent contracting activities, provided that Consultant does not engage in any such activities which are inconsistent with or in conflict with any provisions hereof, or that so occupy Consultant's attention as to interfere with the proper and efficient performance of Consultant's services thereunder.  Neither Consultant nor the Company shall induce or attempt to influence, directly or indirectly, any employee of the other to terminate his or her employment during the term of this Agreement and for a period of twelve (12) months thereafter.

12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understanding, whether oral or written, between the parties hereto.  This Agreement shall not be modified or amended except by written agreement signed by Consultant and Company.  No oral modifications will be enforceable.

13. Governing Law and Arbitration. This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada. All the terms of the Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors in interest, permitted assigns, heirs and legal representatives. No assignment of this Agreement, or any of any of the rights hereunder, by any party hereto shall be valid without the prior written consent of the other party.

14. Legal Fees. In the event of a controversy or claim to construe or enforce the provisions of this Agreement or relating to the services provided thereunder, both parties will be responsible for their own legal costs, other than as determined by a court of law.

15. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, postage prepaid, to the following addresses:

Consultant:

Garth Likes

c/o 13 Leddy Ave.

St. Albert. AB, Canada, T8N 1T2

Company:

InNexus Biotechnology Inc.

14th Floor, Commerce Bldg.

400 Burrard Street

Vancouver, BC, Canada V6C 3G2

16. Miscellaneous.

(a) Amendment.  This Agreement may be amended only by a writing signed by Consultant and by a duly authorized representative of the Company.

(b) Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(c) Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(d) Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e) Non-waiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

(f) Assistance.  Consultant shall, during and after termination of services rendered, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with work performed by Consultant; provided, however, that such assistance following termination shall be furnished at the same level of compensation as provided in EXHIBIT A.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 20th day of January, 2004.

_/s/ Alton C. Morgan __________

By: Dr. Charles Morgan,

InNexus Biotechnology Inc.

Its: President

  /s/ Garth Likes_______________

By:   Garth Likes

InNexus Biotechnology Inc.

14th Floor, Commerce Place

Vancouver, NB, V6C 3G2

EXHIBIT A

This Contract reflects an agreement between Garth Likes, and InNexus Biotechnology Inc. whereby, Garth Likes will, manage the below outlined project(s).

Project:

To develop a formal Business Development Function for the Company

Representative Activities:

The Consultant will:

1.

Develop a database of Companies interested in the two platforms of SAT Technology,

2.

Contact, ascertain interest, provide information to prospective clients, and set up meetings to make scientific and business presentations

3.

Present Company Business plan to corporate and financial community

4.

Input into legal documentation including confidentiality agreements, R&D and licensing agreements

5.

Draft changes to business plans and marketing info

6.

Lead in operational activities of the Company as needed

START:

January 15, 2004

PAYMENT SCHEDULE:

Monthly, payable in advance

COMPENSATION:

$5,000 Cdn per month

TERM:

6 months

All normal business and travel expenses will be billed as appropriate. All travel expenses will be agreed in advance and travel is booked in coach class when it is available.

Initials __/s/ACM__

Initials _/s/GL___

InNexus Biotechnology Inc.

14th Floor, Commerce Place

Vancouver, NB, V6C 3G2